EXHIBIT 10.24
                   REAL ESTATE PURCHASE AGREEMENT


      THIS AGREEMENT is made this 5th day of October, 1997, between Pinnacle Sonoran Desert Properties, L.L.C. ("Seller") and Giant
  Industries Arizona, Inc. ("Purchaser").

      In consideration of the following mutual promises, Seller and Purchaser agree as follows:

       1. SALE AND PURCHASE. Upon the following terms and conditions, Seller shall sell and Purchaser shall purchase a portion of that certain parcel of real estate known as Assessors Parcel #211-40-006E and a portion of #211-40-006L, together with all improvements thereon and appurtenances thereto, including all fixtures and equipment attached thereto, located on the Northwest corner of Tatum and Dynamite Boulevards, Phoenix, Arizona (the "Property"). (See Exhibit A).

       2. PURCHASE PRICE AND TERMS OF PAYMENT. The "Purchase Price" for the Property shall be approximately Twelve and 20/100 Dollars ($12.20) per square foot for approximately Seventy-five Thousand Square Feet (75,000 S.F.). Actual site perimeter dimensions shall be as mutually agreed and indicated on a final survey plat. The Purchase Price shall be payable by Purchaser to Seller as follows:

            a) EARNEST MONEY DEPOSIT. Within ten (10) days from execution of this Agreement the sum of Ten Thousand and No/100 Dollars ($10,000.00) shall be deposited by Purchaser in escrow with a mutually agreed to escrow agent as a refundable earnest money deposit. The earnest money deposit shall be applied toward the Purchase Price if Purchaser proceeds to buy the Property.

            b)  INSPECTION PERIOD DEPOSITS.   Seller hereby grants
  Purchaser an inspection period as described in Paragraph 4(a) of this Agreement.

            c)  BALANCE AT CLOSING.  The balance of the Purchase
  Price shall be paid by Purchaser at Closing as later defined, in cash, certified funds or by cashier's check.

       3.  TITLE EXAMINATION, MARKETABLE TITLE AND TITLE INSURANCE.

           a) TITLE EXAMINATION. Within ten (10) days after the execution of this Agreement, Seller shall furnish Purchaser with a title commitment issued by a title insurance company licensed to insure title to real estate in the county where the Property is located. The title commitment shall constitute a promise by the title insurance company to insure that title to the Property in Purchaser's name in the amount of the Purchase Price. Purchaser shall have five (5) days after the delivery of the title commitment to Purchaser to review it and to present Seller with written notice of any objections to the status of title as shown by the commitment. Any objections which have not been presented to Seller by the end of such period shall be deemed to have been waived. If written objections to the title commitment are timely made, then Seller, at Seller's expense, shall take such steps as are necessary to satisfy such objections. If Purchaser's objections have not been satisfied prior to Closing, then Purchaser shall have the right to elect not to close on the transaction and not to purchase the Property.

            b) MARKETABLE TITLE. At Closing, Seller shall execute a general warranty deed, conveying good and merchantable title to the Property to Purchaser free and clear of all liens and encumbrances and subject only to those matters reflected on the title commitment and not objected to by Purchaser pursuant to this paragraph.

            c) TITLE INSURANCE. Immediately following Closing, Seller, at Seller's expense, shall cause the title insurance company to issue an owner's title insurance policy in favor of Purchaser for the Property in the amount of the Purchase Price. The title insurance policy shall set forth exceptions for only those matters reflected on the title commitment and not objected to by Purchaser pursuant to this paragraph and the standard preprinted exceptions contained in the title insurance company's standard form of title insurance, except that the standard survey and materialmen's liens exceptions (standard exceptions 1 through 4) shall be deleted at Seller's expense. The expense of obtaining any and all surveys, affidavits and other matters required by the title insurance company to delete such standard exceptions shall be borne by Seller.

       4.  CONTINGENCIES.

           a) INSPECTION PERIOD. Purchaser shall have ten (10) days after the execution of this Agreement in which to inspect the Property and determine if, in Purchaser's opinion, the property is suitable for development of a retail food and fuel facility. If no written objections to the Property have been presented to Seller by the end of such period, then Purchaser shall be deemed to have accepted the Property and to have waived all objections to it. If written objections are timely made, Seller, at Seller's expense, shall take such steps as are reasonably necessary to correct the conditions complained of. If Purchaser's objections have not been satisfied prior to Closing, then Purchaser shall have the right to elect not to close on the transaction and not to purchase the Property.

            b) SURVEY EXAMINATION. Within five (5) days after the execution of this Agreement, Seller and Purchaser shall agree upon site boundary dimensions and within an additional five (5) days Seller shall furnish Purchaser with a current boundary and improvement survey of the Property including a legal description prepared by a duly licensed Arizona land surveyor. Purchaser shall have two (2)) days after the delivery of the survey to Purchaser to review it and to present Seller with written notice of any objections to matters shown by the survey. Any objections which have not been presented to Seller by the end of such period shall be deemed to have been waived. If written objections to the survey are timely made, then Seller, at Seller's expense, shall take such steps as are necessary to satisfy the objections. If Purchaser's objections have not been satisfied prior to Closing, then Purchaser shall have the right to elect not to close on the transaction and not to purchase the Property.

            c) ZONING. Purchaser assumes that current zoning for the land parcel will allow the construction of a food and fuel facility , including liquor sales. If any State, County, City or code restrictions prevent the operation of Purchaser's standard food and fuel facility, Purchaser shall have the right to cancel this agreement with no obligation to proceed with Closing.

            d) ENVIRONMENTAL EXAMINATION. Within five (5) days of the execution of this Agreement, Seller shall furnish Purchaser, at Seller's expense, a Phase 1 Environmental Site Assessment for the Property. Purchaser shall have five (5) days from the date of receipt of the Phase 1 Evaluation within which to review the Phase 1 Evaluation. If Purchaser determines that there is reason to believe that any hazardous waste, hazardous substance, pollutants or other contaminants (collectively referred to as "Contaminants") have been released on the Property or from or onto any other property, then, within two (2) days, Purchaser shall notify Seller in writing of any objections which Purchaser may have to environmental matters disclosed by the Phase 1 Evaluation.
  Failure to give such written notice to Seller shall constitute a waiver of any objection by Purchaser to any environmental matter. Within two (2) days after receiving written notice from Purchaser of an objection, Seller may either: (i) terminate this Agreement by written notice to Purchaser, and Escrow Agent, in which event the earnest money deposit and all interest accrued thereon, if any, shall be reimbursed to Purchaser and upon such reimbursement this Agreement shall terminate and shall be of no further effect except for those provisions concerning rights and duties after a failure to close without fault of either party; (ii) commence all curative actions; or (iii) give written notice of refusal to take curative action. If Seller gives written notice of refusal to take curative action, or if Seller commences curative action but fails to cure any objection prior to the Closing, then Purchaser, at Purchaser's option, may elect to: (i) waive the objection and proceed to Closing, in which event all environmental matters shall be deemed approved and accepted by Purchaser and Seller shall have no further obligation to undertake curative action; or (ii) terminate this Agreement by written notice to Seller and Escrow Agent, in which event the earnest money deposit and all interest accrued thereon shall be reimbursed to Purchaser and upon such reimbursement this Agreement shall terminate and shall be of no further effect except for those provisions concerning rights and duties after a failure to close without fault of either party.

           e) Purchase is subject to adequate traffic access to and from the site.

           f) Purchase is subject to the Seller providing all necessary utilities to the site ready for hook-up, and Seller providing properly compacted site rough graded to within 4" of Purchaser's expected finished grade.

           g) Purchase is subject to acquisition of all required approvals from state, county, city and neighborhood authorities as well as Purchaser's Board of Directors to allow the development of a fuel and food facility.

           h) Purchase is subject to a mutual agreement by the Seller and Purchaser in regards to a sign easement at the Northwest corner of Tatum and Dynamite Boulevards.

            In addition to Seller's other indemnification obligations set forth in this Agreement, Seller shall indemnify Purchaser and hold Purchaser harmless from and against all liabilities, obligations, losses, damages, penalties, claims, environmental response and cleanup costs, finds, actions, suits, costs, taxes, charges, expenses and disbursements, including legal fees and expenses incident thereto, imposed on, incurred by, or reserved against Purchaser in any way relating to or arising out of the existence or presence of any Contaminant on, under, into or from the Property at any time prior to Closing, including any claims or damages in any related to or arising out of the removal, treatment, storage, disposition, mitigation, cleanup or remedying of the Contaminants of the Property and any claims or damages arising from Seller's use of the Property in violation of any applicable environmental law, rule, regulations or ordinance.

       5. CLOSING. Closing of the transaction shall occur within five (5) days after the final date of the Inspection Period. Closing will occur in the offices of the title company issuing the title commitment. The title company shall act, and is hereby designated by the parties to act, as escrow agent for the Closing. At Closing, the following actions shall occur, each action being considered a condition precedent to the others and all being considered as taking place simultaneously:

            a) Seller shall execute, acknowledge and deliver to Escrow Agent a general warranty deed, conveying the Property to Purchaser as required under Paragraph 3(b).

            b) Purchaser shall deliver to Escrow Agent cash, certified funds or a cashier's check for the balance of the Purchase Price, after making such adjustments as are shown on the closing statements prepared by the Escrow Agent.

            c) The Escrow Agent shall prepare and deliver closing statements showing all prorations and other charges and credits to each party, such statements to be approved by the respective parties.

       6. POST CLOSING. As soon as is practicable after Closing, the Escrow Agent shall make such searches of the public records as may be necessary to enable it to issue the title insurance policy required to be provided pursuant to Paragraph 3(c), whereupon, if such searches are satisfactory, then the transaction shall be deemed to have closed and the Escrow agent shall (i) file the deed for record, (ii) deliver the recorded deed and title insurance policy to Purchaser, and (iii) deliver the note to Seller, and
  (iv) shall disburse the funds as shown on the closing statements. If such searches are not satisfactory, then the transaction shall be deemed not to have closed, and the Escrow Agent shall hold the unrecorded documents and funds thereafter as agent for the parties. The documents and funds shall be delivered pursuant to an agreement of the parties or an order of court specifying the disposition thereof.

       7. CLOSING COSTS. Seller shall pay the fees for recording any instrument necessary to establish the marketability of Seller's title to the Property and for recording the deed.
  Purchaser shall pay for all other recording fees. Seller and Purchaser shall each pay one-half (1/2) of any fee charged by the title insurance company for closing the transaction.

       8. PRORATION. Ad valorem taxes and all sewer, garbage, water and other assessments applicable to the Property shall be prorated as of the date of Closing, and, unless the actual amounts for the year in which Closing occurs are known, shall be based upon the latest known rates applied to the latest known assessed valuation of the Property. Seller shall provide Purchaser and Escrow Agent with the latest rates and assessed valuations of the Property provided to Seller by the appropriate governmental authorities. The prorations so determined shall be final and not subject to recomputation after Closing.

       9. RISK OF LOSS, POSSESSION AND DELIVERY. Possession of the Property shall be transferred to Purchaser at Closing, and the risk of loss shall shift to Purchaser at that time. Seller shall deliver the Property to Purchaser graded as previously described with all necessary utilities available for hook-up. Seller shall be obligated to carry liability and extended coverage insurance on the Property prior to Closing.

       10. DEFAULT AND REMEDIES. If Seller defaults in the performance of this Agreement, the Purchaser shall have the right to specific performance, or to rescind this Agreement and recover or retain the earnest money deposit, as the case may be, and any other remedy provided by law. If Purchaser defaults in the performance of this Agreement, Seller's sole remedy shall be the retention of the earnest money deposit.

       11. REAL ESTATE COMMISSIONS. Seller and Purchaser hereby covenant that all real estate commission as a result of this transaction will be paid by Seller. In the event of a breach of this covenant, the party breaching this covenant shall indemnify and hold the other party harmless from any claims of entitlement to such a fee or commission. This covenant shall survive Closing or the cancellation of this Agreement.

       12. NOTICES. All notices or any other communications required or permitted hereunder shall be in writing, and shall be deemed to have been duly given when personally delivered or duly deposited in the United States certified mail, return receipt requested, properly stamped and addressed, to the parties at their addresses listed below:

          Seller:  Pinnacle Sonoran Desert Properties, L.L.C.
                   Attention:   Harv Acridge
                   23733 North Scottsdale Road
                   Scottsdale, Arizona 85255

       Purchaser:  Giant Industries Arizona, Inc.
                   Attention:  John Hosmar, Director,
                     Retail Development
                   23733 North Scottsdale Road
                   Scottsdale, Arizona 85255

       1.  MISCELLANEOUS.

           a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Seller and Purchaser respecting the sale and purchase of the Property, and will supersede and replace any and all prior and contemporaneous written and oral agreements, promises, representations, or conditions with respect thereto.

           b) APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona.

           c) BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, successors, assigns and personal representatives.

           d) MODIFICATION. This Agreement may be modified only by a writing duly executed by the parties.

           e) ASSIGNMENTS. This Agreement may not be assigned or delegated by either party without the consent of the other party. Any purported assignment without such consent shall be void and shall entitle the other party to the remedies allowed herein for a default in the performance of this Agreement.

           f) FURTHER DOCUMENTATION. The parties shall, in good faith, execute such additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

           g) TAX DOCUMENTATION. Following Closing, Seller shall file a complete Form 1099-B, Proceeds from Real Estate, Broker, and Barter Exchange Transactions, with the appropriate office of the Internal Revenue Service, and shall deliver a copy to Purchaser. This obligation shall survive Closing.

           h) FACSIMILE AGREEMENT. Signed facsimiles of this Agreement shall be binding.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


      SELLER - PINNACLE SONORAN DESERT PROPERTIES, L.L.C.

                By: /s/ Harvey Acridge         10-5-97
                   --------------------------  -------
                                               Date

      PURCHASER - GIANT INDUSTRIES ARIZONA, INC.

                By: /s/ John C. Hosmar         10-1-97
                   --------------------------  -------
                   John C. Hosmar, Director,   Date
                   Retail Development

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                            EXHIBIT A

  September 25, 1997

  Legal description for Tatum Ranch - Parcel 46 Gas Station Site

  A portion of the Southeast quarter of Section 30, Township 5
  North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona.